Exhibit 23.2

Petroleum Engineer Consent and Report Certificate of Qualification

 I, Stacy M. Light, Petroleum Engineer with Forrest A. Garb & Associates, Inc., Dallas, Texas U.S.A., hereby certify:

1. That I am a Senior Vice President – Engineering with Forrest A. Garb & Associates, Inc., which company did prepare the letter report addressed to Starboard covering the reserve reports issued by Forrest A. Garb & Associates, Inc. relating to Starboard Resources LLC and Starboard Resources, Inc. dated January 1, 2012 and January 1, 2013, and that I, Stacy M. Light, was responsible for the preparation of this report.

2. That I attended Texas A&M University, and that I graduated with a Bachelor of Science degree in Petroleum Engineering in the year 1981; that I am a Registered Professional Engineer in the State of Texas; that I am a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists; and that I have in excess of 16 years of experience in oil and gas reservoir studies and reserves evaluations.

/s/ Stacy M. Light
Forrest A. Garb & Associates, Inc. Senior Vice President